Exhibit 99.1

BIOMET RECEIVES FDA WARNING LETTER, SEEKS RESOLUTION WITH FDA

Warsaw, IN – (August 17, 2010) – On July 28, 2010, Biomet received a Warning Letter from the U.S. Food and Drug Administration (FDA) regarding the Signature™ Personalized Patient Care system, alleging that Biomet does not have appropriate clearance or approval to market the system in the United States.

Biomet responded to the Warning Letter on August 3, 2010, explaining why the company believes that the Signature™ Personalized Patient Care system, which is manufactured by Materialise NV, has been appropriately marketed under a 510(k) premarket clearance. The company has not received a formal response to its August 3rd letter to the FDA.

Biomet is committed to working with the FDA to resolve the issue in the best interests of patients and their doctors without disruption to patient treatment.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Bill Kolter, Corporate Vice President, Government Affairs, Public Affairs and Corporate Communication, at (574) 372-1535.

P.O. Box 587 • Warsaw, IN 46581-0587 • Office: 574.267.6639 • www.biomet.com